Exhibit 23.1

Board of Directors
Kenloc, Inc.

Consent of Independent Registered Public Accounting Firm

We hereby consent to your reference of our audit report dated September 25, 2018 on the financial statements and financial statement schedules for the year ended March 31, 2018, of Kenloc, Inc., in the Registration Statement on Form S-1.

/s/ WWC, P.C.

San Mateo, California	WWC, P.C.
October 25, 2018	Certified Public Accountants